                                                                      EXHIBIT 99

                     MBIA INSURANCE CORPORATION
                          AND SUBSIDIARIES


                  CONSOLIDATED FINANCIAL STATEMENTS


                  As of December 31, 1999 and 1998
                       and for the years ended
                  December 31, 1999, 1998 and 1997

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------




TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
MBIA INSURANCE CORPORATION:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and changes in shareholder's equity and cash flows present fairly, in all material respects, the financial position of MBIA Insurance Corporation and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.


                                                  /s/ PricewaterhouseCoopers LLP
                                                  ------------------------------
                                                      PricewaterhouseCoopers LLP


New York, New York
February 3, 2000

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands except per share amounts)

                                                             December 31, 1999    December 31, 1998
                                                            -------------------  -------------------
                  ASSETS
Investments:
  Fixed-maturity securities held as available-for-sale
   at fair value (amortized cost $6,006,506 and $5,565,060)      $5,783,979           $5,884,053
  Short-term investments, at amortized cost
   (which approximates fair value)                                  273,816              423,188
  Other investments                                                   8,425               17,850
                                                               -------------        -------------
      TOTAL INVESTMENTS                                           6,066,220            6,325,091
Cash and cash equivalents                                            33,702                6,546
Securities purchased under agreements to resell                     205,000              187,500
Accrued investment income                                            93,512               91,239
Deferred acquisition costs                                          251,922              230,085
Prepaid reinsurance premiums                                        403,210              352,699
Reinsurance recoverable on unpaid losses                             30,819               29,891
Goodwill (less accumulated amortization of
  $56,906 and $52,031)                                               86,075               90,950
Property and equipment, at cost (less accumulated
  depreciation of $31,104 and $23,840)                              111,549               71,952
Receivable for investments sold                                       2,882               33,880
Other assets                                                        161,082               97,970
                                                               -------------        -------------
      TOTAL ASSETS                                               $7,445,973           $7,517,803
                                                               =============        =============

         LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:
  Deferred premium revenue                                       $2,310,758           $2,251,211
  Loss and loss adjustment expense reserves                         467,279              300,005
  Securities sold under agreements to repurchase                    205,000              187,500
  Deferred income taxes                                              79,895              303,407
  Deferred fee revenue                                               28,478               33,785
  Payable for investments purchased                                  18,948               29,523
  Other liabilities                                                 107,988              135,027
                                                               -------------        -------------
      TOTAL LIABILITIES                                           3,218,346            3,240,458
                                                               -------------        -------------

Shareholder's Equity:
  Common stock, par value $150 per share; authorized,
   issued and outstanding - 100,000 shares                           15,000               15,000
  Additional paid-in capital                                      1,514,014            1,491,033
  Retained earnings                                               2,858,210            2,566,222
  Accumulated other comprehensive income (loss),
   net of deferred income tax provision (benefit)
   of $(77,942) and $112,283                                       (159,597)             205,090
                                                               -------------        -------------
      TOTAL SHAREHOLDER'S EQUITY                                  4,227,627            4,277,345
                                                               -------------        -------------
      TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                 $7,445,973           $7,517,803
                                                               =============        =============

               The accompanying notes are an integral part of the consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                             (Dollars in thousands)

                             Years ended December 31
                                        -----------------------------------
                                           1999         1998        1997
                                        ----------  -----------  ----------
Revenues:
  Gross premiums written                 $624,871     $725,269    $544,974
  Ceded premiums                         (171,256)    (149,280)    (79,781)
                                        ----------  -----------  ----------
    Net premiums written                  453,615      575,989     465,193
  Increase in deferred premium revenue    (10,819)    (166,182)   (165,858)
                                        ----------  -----------  ----------
    Premiums earned (net of ceded
      premiums of  $120,745
       $49,474, and $43,734)              442,796      409,807     299,335
  Net investment income                   358,836      326,391     282,460
  Net realized gains                       32,680       29,891      17,478
  Advisory fees                            22,885       23,964         ---
  Other                                       ---          713       1,201
                                        ----------  -----------  ----------
    Total revenues                        857,197      790,766     600,474
                                        ----------  -----------  ----------


Expenses:
  Losses and loss adjustment              198,454       33,661      18,673
  Policy acquisition costs, net            36,700       33,168      27,873
  Operating                                76,599       65,445      50,016
                                        ----------   ----------   ---------
    Total expenses                        311,753      132,274      96,562
                                        ----------   ----------   ---------

Income before income taxes                545,444      658,492     503,912

Provision for income taxes                 73,456      134,593     112,904
                                        ----------   ----------   ---------
Net income                               $471,988     $523,899    $391,008
                                        ==========   ==========   =========


               The accompanying notes are an integral part of the consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
              For the years ended December 31, 1999, 1998 and 1997 (In thousands except per share amounts)

                                                                                           Accumulated
                                              Common Stock     Additional                    Other           Total
                                          ------------------     Paid-in      Retained    Comprehensive  Shareholder's
                                           Shares    Amount      Capital      Earnings    Income (Loss)     Equity
                                          --------  --------   ----------   -----------   -------------  -------------

Balance, January 1, 1997                   100,000   $15,000   $1,041,876    $1,651,315       $  95,680     $2,803,871

Comprehensive income:
  Net income                                   ---       ---          ---       391,008             ---        391,008
  Other comprehensive income:
     Change in unrealized
      appreciation of investments
      net of change in deferred
      income taxes of $(42,241)                ---       ---          ---           ---          78,418         78,418
     Change in foreign
      currency translation                     ---       ---          ---           ---          (7,511)        (7,511)
                                                                                                         -------------
       Other comprehensive income                                                                               70,907
                                                                                                         -------------
Total comprehensive income                                                                                     461,915
                                                                                                         -------------
Capital contribution from MBIA Inc.            ---       ---       80,000           ---             ---         80,000
Tax reduction related to tax
  sharing agreement with MBIA Inc.             ---       ---       18,073           ---             ---         18,073
                                          --------  --------   ----------   -----------   -------------  -------------
Balance, December 31, 1997                 100,000    15,000    1,139,949     2,042,323         166,587      3,363,859
                                          --------  --------   ----------   -----------   -------------  -------------
Comprehensive income:
  Net income                                   ---       ---          ---       523,899             ---        523,899
  Other comprehensive income:
     Change in unrealized
      appreciation of investments
      net of change in deferred
      income taxes of $17,867                  ---       ---          ---           ---          34,084         34,084
     Change in foreign
      currency translation                     ---       ---          ---           ---           4,419          4,419
                                                                                                         -------------
       Other comprehensive income                                                                               38,503
                                                                                                         -------------
Comprehensive income                                                                                           562,402
                                                                                                         -------------
Capital contribution from MBIA Inc.            ---       ---      324,915           ---             ---        324,915
Tax reduction related to tax
  sharing agreement with MBIA Inc.             ---       ---       26,169           ---             ---         26,169
                                          --------  --------   ----------   -----------   -------------  -------------
Balance, December 31, 1998                 100,000    15,000    1,491,033     2,566,222         205,090      4,277,345
                                          --------  --------   ----------   -----------   -------------  -------------
Comprehensive income:
  Net income                                   ---       ---          ---       471,988             ---        471,988
  Other comprehensive income (loss):
     Change in unrealized
      appreciation of investments
      net of change in deferred
      income taxes of $(190,225)               ---       ---          ---           ---        (354,231)      (354,231)
     Change in foreign
      currency translation                     ---       ---          ---           ---         (10,456)       (10,456)
                                                                                                         -------------
       Other comprehensive income (loss)                                                                      (364,687)
                                                                                                         -------------
Comprehensive income                                                                                           107,301
                                                                                                         -------------
Dividends declared (per
   common share $1,800.00)                     ---       ---          ---      (180,000)            ---       (180,000)
Tax reduction related to tax
 sharing agreement with MBIA Inc.              ---       ---       22,981           ---             ---         22,981
                                          --------  --------   ----------   -----------   -------------  -------------
Balance, December 31, 1999                 100,000   $15,000   $1,514,014    $2,858,210       $(159,597)    $4,227,627
                                          ========  ========   ==========   ===========   =============  =============

                                                   1999        1998      1997
                                                ----------  ---------  ---------
Disclosure of reclassification amount:
 Unrealized (depreciation) appreciation of
   investments arising during the period,
    net of taxes                                $(304,809)   $53,415    $89,536
 Reclassification of adjustment, net of taxes     (49,422)   (19,331)   (11,118)
                                                ----------  ---------  ---------
 Net unrealized appreciation, net of taxes      $(354,231)   $34,084    $78,418
                                                ==========  =========  =========

                 The accompany notes are an integral part of the consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                  Years ended December 31
                                                         -------------------------------------
                                                              1999         1998         1997
                                                         ------------  ------------ ----------
Cash flows from operating activities:
   Net income                                              $ 471,988     $ 523,899   $ 391,008
   Adjustments to reconcile net income to net
    cash provided by operating activities:
      Increase in accrued investment income                   (2,273)      (12,638)    (13,407)
      Increase in deferred acquisition costs                 (21,837)      (75,985)     (6,350)
      Increase in prepaid reinsurance premiums               (50,511)      (99,806)    (36,047)
      Increase in deferred premium revenue                    61,330       265,983     201,905
      Increase in loss and loss adjustment
       expense reserves, net                                 166,346       191,242      19,558
      Depreciation                                             7,803         5,626       3,934
      Amortization of goodwill                                 4,875         4,879       4,889
      Amortization of bond discount, net                     (18,642)      (15,831)    (10,830)
      Net realized gains on sale of investments              (32,680)      (29,891)    (17,478)
      Deferred income tax provision (benefit)                (33,170)       21,856      13,382
      Other, net                                             (84,803)       43,593      50,258
                                                         ------------  ------------ -----------
      Total adjustments to net income                         (3,562)      299,028     209,814
                                                         ------------  ------------ -----------
      Net cash provided by operating activities              468,426       822,927     600,822
                                                         ------------  ------------ -----------

Cash flows from investing activities:
   Purchase of fixed-maturity securities, net
    of payable for investments purchased                  (2,001,636)   (2,800,008) (2,090,236)
   Sale of fixed-maturity securities, net
    of receivable for investments sold                     1,376,747     1,086,973   1,247,860
   Redemption of fixed-maturity securities, net
    of receivable for investments redeemed                   288,710       745,516     190,803
   Sale (purchase) of short-term investments, net            114,096      (158,339)    (18,922)
   Sale (purchase) of other investments, net                   8,222          (527)        664
   Capital expenditures, net of disposals                    (47,409)      (18,894)    (10,296)
                                                         ------------ ------------- -----------
      Net cash used by investing activities                 (261,270)   (1,145,279)   (680,127)
                                                         ------------ ------------- -----------

Cash flows from financing activities:
   Capital contribution from MBIA Inc.                           ---       324,915      80,000
   Dividends paid                                           (180,000)          ---         ---
                                                         ------------ ------------- -----------

      Net cash (used) provided by financing activities      (180,000)      324,915      80,000
                                                         ------------ ------------- -----------

Net increase in cash and cash equivalents                     27,156         2,563         695
Cash and cash equivalents - beginning of year                  6,546         3,983       3,288
                                                         ------------ ------------- -----------

Cash and cash equivalents - end of year                    $  33,702     $   6,546   $   3,983
                                                         ============ ============= ===========

Supplemental cash flow disclosures:
   Income taxes paid                                       $ 125,176     $ 105,451   $  82,125

               The accompanying notes are an integral part of the consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  BUSINESS AND ORGANIZATION
-----------------------------
MBIA Insurance Corporation (MBIA Corp.), formerly known as Municipal Bond Investors Assurance Corporation, is a wholly owned subsidiary of MBIA Inc. MBIA Inc. was incorporated in Connecticut on November 12, 1986 as a licensed insurer and, through a series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the Association), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies.

     Effective December 31, 1989, MBIA Inc. acquired for $288 million all of the outstanding stock of Bond Investors Group, Inc. (BIG), the parent company of Bond Investors Guaranty Insurance Company (BIG Ins.), which was subsequently renamed MBIA Insurance Corp. of Illinois (MBIA Illinois).

     In January 1990, MBIA Illinois ceded its portfolio of net insured obligations to MBIA Corp. in exchange for cash and investments equal to its unearned premium reserve of $153 million. Subsequent to this cession, MBIA Inc. contributed the common stock of BIG to MBIA Corp. resulting in additional paid-in capital of $200 million. The insured portfolio acquired from BIG Ins. consists of municipal obligations with risk characteristics similar to those insured by MBIA Corp. On December 31, 1990, BIG was merged into MBIA Illinois.

     Also in 1990, MBIA Inc. formed MBIA Assurance S.A. (MBIA Assurance), a wholly owned French subsidiary, to write financial guarantee insurance in the international community. MBIA Assurance provides insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions. The stock of MBIA Assurance was contributed to MBIA Corp. in 1991 resulting in additional paid-in capital of $6 million. Pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risks insured by MBIA Assurance is reinsured by MBIA Corp.

     In 1993, MBIA Inc. formed a wholly owned subsidiary, MBIA Investment Management Corp. (IMC). IMC provides guaranteed investment agreements to states, municipalities and municipal authorities that are guaranteed as to principal and interest. MBIA Corp. insures IMC's outstanding investment agreement liabilities.

     In 1994, MBIA Inc. formed a wholly owned subsidiary, MBIA Securities Corp., which was subsequently renamed MBIA Capital

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Management Corp. (CMC). CMC provides fixed-income investment management services for MBIA Inc. and its affiliates and third party institutional clients. In 1995, portfolio management for a portion of MBIA Corp.'s insurance related investment portfolio was transferred to CMC; the management of the balance of this portfolio was transferred in January 1996.

     On February 17, 1998 MBIA Inc. and CapMAC Holdings Inc. (CapMAC) consummated a merger. Under the terms of the merger, CapMAC shareholders received 0.4675 of a share of MBIA Inc. common stock for each CapMAC share, for a total of 8,102,255 newly issued shares of MBIA Inc. common stock, the value of which was $536 million. On April 1, 1998, MBIA Corp. assumed the net insured obligations of Capital Markets Assurance Corporation (CMAC) in exchange for investments equal to $176.1 million. The cession of the deferred premium revenue (net of prepaid reinsurance premiums) in the amount of $68.2 million has been reflected as a component of gross premium written in the second quarter of 1998. Subsequent to the cession MBIA Inc. contributed the common stock of CMAC to MBIA Corp. resulting in additional paid-in capital of $324.9 million.


2.  SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------
The consolidated financial statements have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting policies are as follows:

CONSOLIDATION
The consolidated financial statements include the accounts of MBIA Corp. and its wholly owned subsidiaries. All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years' financial statements to conform to the current presentation.

INVESTMENTS
MBIA Corp.'s entire investment portfolio is considered available-for-sale and is reported in the financial statements at fair value, with unrealized gains and losses, net of deferred taxes, reflected as a separate component of shareholder's equity.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     Bond discounts and premiums are amortized using the effective-yield method over the remaining term of the securities. For pre-refunded bonds the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates fair value, and include all fixed-maturity securities with a remaining effective term to maturity of less than one year. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

     Other investments include MBIA Corp.'s interest in equity oriented investments. In addition, MBIA Corp. records its share of the unrealized gains and losses on these investments, net of applicable deferred income taxes, as a separate component of shareholder's equity.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash on hand and demand deposits with banks.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized transactions and are recorded at principal or contract value. It is MBIA Corp.'s policy to take possession of securities purchased under agreements to resell.

     MBIA Corp. minimizes the credit risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and requiring additional collateral to be deposited with MBIA Corp. when deemed necessary.

POLICY ACQUISITION COSTS
Policy acquisition costs include only those expenses that relate primarily to, and vary with, premium production. For business produced directly by MBIA Corp., such costs include compensation of employees involved in underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


PREMIUM REVENUE RECOGNITION
Upfront premiums are earned pro rata over the period of risk. Premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity. Installment premiums are earned over each installment period - generally one year or less. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding or defeasance accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time, since there is no longer risk to MBIA Corp. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes.

ADVISORY FEE REVENUE RECOGNITION
MBIA Corp. collects certain advisory fees for services rendered in connection with advising clients as to the most appropriate structure to use for a given structured finance transaction. Certain advisory fees are deferred and earned pro-rata over the life of the underlying transaction.

GOODWILL
Goodwill represents the excess of the cost of acquisitions over the tangible net assets acquired. Goodwill attributed to the acquisition of MBIA Corp. is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois is amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which is amortized by the straight-line method over 25 years.

PROPERTY AND EQUIPMENT
Property and equipment consists of MBIA Corp.'s headquarters, furniture, fixtures and equipment, which are recorded at cost and are depreciated on the straight-line method over their estimated service lives ranging from 3 to 31 years. Maintenance and repairs are charged to expense as incurred.

LOSSES AND LOSS ADJUSTMENT EXPENSES
Loss and loss adjustment expense (LAE) reserves are established in an amount equal to MBIA Corp.'s estimate of identified or case basis reserves and unallocated losses, including costs of settlement, on the obligations it has insured.

     Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. Such a reserve is based on the present value of the expected loss and LAE payments, net of recoveries,

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


under salvage and subrogation rights, based on a discount rate of 6.04%. The total reserve is calculated by applying a loss factor, determined based on an independent rating agency study of bond defaults, to net debt service written. When a case basis reserve is recorded, a corresponding reduction is made to the unallocated reserve.

     Management of MBIA Corp. periodically evaluates its estimates for losses and LAE and any resulting adjustments are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not exceed such estimates.

     In 1999 MBIA Corp. completed an update of its loss reserving methodology. The update included an analysis of loss-reserve factors based on the latest available industry data. It included the analysis of historical default and recovery experience for the relevant sectors of the fixed-income market. Also factored in was the changing mix of our book of business. The study resulted in an increase in MBIA Corp.'s current loss reserving factors.

INCOME TAXES
MBIA Corp. is included in the consolidated tax return of MBIA Inc. The tax provision for MBIA Corp. for financial reporting purposes is determined on a stand alone basis. Any benefit derived by MBIA Corp. as a result of the tax sharing agreement with MBIA Inc. and its subsidiaries is reflected directly in shareholder's equity for financial reporting purposes.

     Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, unrealized appreciation (depreciation) of investments, and the contingency reserve.

     The Internal Revenue Code permits companies writing financial guarantee insurance to deduct from taxable income amounts added to the statutory contingency reserve, subject to certain limitations. The tax benefits obtained from such deductions must be invested in non-interest-bearing U.S. Government tax and loss bonds. MBIA Corp. records purchases of tax and loss bonds as payments of federal income taxes. The amounts deducted must be restored to taxable income when the contingency reserve is released, at

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


which time MBIA Corp. may present the tax and loss bonds for redemption to satisfy the additional tax liability.

FOREIGN CURRENCY TRANSLATION
Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included as a separate component of shareholder's equity. Gains and losses resulting from transactions in foreign currencies are recorded in current income.


3.  STATUTORY ACCOUNTING PRACTICES
----------------------------------
The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

* upfront premiums are earned only when the related risk has expired rather than over the period of the risk;

* acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;

* a contingency reserve is computed on the basis of statutory requirements, and reserves for case basis losses and LAE are established, at present value, for specific insured issues that are identified as currently or likely to be in default. Under GAAP, reserves are established based on MBIA Corp.'s reasonable estimate of the identified and unallocated losses and LAE on the insured obligations it has written;

* federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;

* fixed-maturity securities are reported at amortized cost rather than fair value;

* tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and

* certain assets designated as "non-admitted assets" are charged directly against surplus but are reflected as assets under GAAP.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     The following is a reconciliation of consolidated shareholder's equity presented on a GAAP basis to statutory capital and surplus for MBIA Corp. and its subsidiaries:

                                As of December 31
                                       -----------------------------------------
      In thousands                              1999                  1998
      --------------------------------------------------------------------------
      GAAP shareholder's equity           $4,227,627            $4,277,345
      Premium revenue recognition           (491,766)             (448,250)
      Deferral of acquisition costs         (251,922)             (230,085)
      Unrealized (gains) losses              222,803              (321,653)
      Contingency reserve                 (1,738,730)           (1,450,413)
      Loss and loss adjustment
       expense reserves                      232,004                81,489
      Deferred income taxes                   79,895               303,407
      Tax and loss bonds                     219,195               162,523
      Goodwill                               (86,075)              (90,950)
      Other                                      336                 6,556
      --------------------------------------------------------------------------
      Statutory capital and surplus       $2,413,367            $2,289,969
      --------------------------------------------------------------------------


     Aggregate net income of MBIA Corp. and its subsidiaries determined in accordance with statutory accounting practices for the years ended December 31, 1999, 1998 and 1997 was $521.8 million, $498.2 million, and $377.1 million, respectively.


4.  PREMIUMS EARNED FROM REFUNDED AND CALLED BONDS
--------------------------------------------------
Premiums earned include $64.2 million, $68.4 million, and $50.9 million for 1999, 1998 and 1997, respectively, related to refunded and called bonds.


5.  INVESTMENTS
---------------
MBIA Corp.'s investment objective is to optimize long-term, after-tax returns while emphasizing the preservation of capital through maintenance of high-quality investments with adequate liquidity. MBIA Corp.'s investment policies limit the amount of credit exposure to any one issuer. The fixed-maturity portfolio is comprised of high-quality (average rating Double-A) taxable and tax-exempt investments of diversified maturities.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     The following tables set forth the amortized cost and fair value of the fixed-maturities and short-term investments included in the consolidated investment portfolio of MBIA Corp. as of December 31, 1999 and 1998:

                                              Gross        Gross
                             Amortized   Unrealized   Unrealized          Fair
In thousands                      Cost        Gains       Losses         Value
------------------------------------------------------------------------------
December 31, 1999
Taxable bonds
  United States Treasury
    and Government Agency   $   29,913     $    116    $  (2,926)   $   27,103
  Corporate and other
    obligations              1,817,867        2,227      (79,673)    1,740,421
  Mortgage-backed              790,748        3,874      (21,436)      773,186
Tax-exempt bonds
  State and municipal
    obligations              3,641,794       50,334     (175,043)    3,517,085
------------------------------------------------------------------------------
Total                       $6,280,322     $ 56,551    $(279,078)   $6,057,795
------------------------------------------------------------------------------



                                              Gross        Gross
                             Amortized   Unrealized   Unrealized          Fair
In thousands                      Cost        Gains       Losses         Value
------------------------------------------------------------------------------
December 31, 1998
Taxable bonds
  United States Treasury
    and Government Agency   $   38,984     $    770    $    (174)   $   39,580
  Corporate and other
    obligations              1,543,654       60,867       (1,950)    1,602,571
  Mortgage-backed              632,232       20,614         (690)      652,156
Tax-exempt bonds
  State and municipal
    obligations              3,773,378      241,200       (1,644)    4,012,934
------------------------------------------------------------------------------
Total                       $5,988,248     $323,451    $  (4,458)   $6,307,241
------------------------------------------------------------------------------


     Fixed-maturity investments carried at fair value of $11.6 million and $12.0 million as of December 31, 1999 and 1998, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     The following table sets forth the distribution by expected maturity of the fixed-maturities and short-term investments at amortized cost and fair value at December 31, 1999. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                          Amortized           Fair
  In thousands                                 Cost          Value
  ----------------------------------------------------------------
  Within 1 year                          $  255,615     $  255,615
  Beyond 1 year but within 5 years          796,915        805,614
  Beyond 5 years but within 10 years      1,260,022      1,233,516
  Beyond 10 years but within 15 years     1,004,029        989,492
  Beyond 15 years but within 20 years     1,075,963      1,019,531
  Beyond 20 years                         1,097,030        980,841
  ----------------------------------------------------------------
                                          5,489,574      5,284,609
  Mortgage-backed                           790,748        773,186
  ----------------------------------------------------------------
  Total fixed-maturities and
   short-term investments                $6,280,322     $6,057,795
  ----------------------------------------------------------------


6.  INVESTMENT INCOME AND GAINS AND LOSSES
------------------------------------------
Investment income consists of:

                                         Years ended December 31
                             ---------------------------------------
In thousands                          1999        1998        1997
--------------------------------------------------------------------
Fixed-maturities                  $357,702    $326,820    $279,900
Short-term investments               7,221       5,311       5,676
Other investments                       24          16          (4)
--------------------------------------------------------------------
 Gross investment income           364,947     332,147     285,572
Investment expenses                  6,111       5,756       3,112
--------------------------------------------------------------------
 Net investment income             358,836     326,391     282,460

Net realized gains (losses):
 Fixed-maturities:
   Gains                            47,244      32,211      22,791
   Losses                          (16,793)     (3,149)     (5,877)
--------------------------------------------------------------------
   Net                              30,451      29,062      16,914
--------------------------------------------------------------------
 Other investments:
   Gains                             2,229         829         564
   Losses                              ---         ---         ---
--------------------------------------------------------------------
   Net                               2,229         829         564
--------------------------------------------------------------------
 Total net realized gains           32,680      29,891      17,478
--------------------------------------------------------------------
Total investment income           $391,516    $356,282    $299,938
--------------------------------------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Net unrealized gains (losses) consist of:

                                As of December 31
                                        ----------------------------
In thousands                                     1999          1998
--------------------------------------------------------------------
Fixed-maturities:
   Gains                                    $  56,551      $323,451
   Losses                                    (279,078)       (4,458)
--------------------------------------------------------------------
   Net                                       (222,527)      318,993
--------------------------------------------------------------------
Other investments:
   Gains                                          ---         2,660
   Losses                                        (276)          ---
--------------------------------------------------------------------
   Net                                           (276)        2,660
--------------------------------------------------------------------
Total                                        (222,803)      321,653
Deferred income tax provision (benefit)       (77,942)      112,283
--------------------------------------------------------------------
Unrealized gains (losses), net              $(144,861)     $209,370
--------------------------------------------------------------------

     The deferred income tax provision (benefit) relate primarily to unrealized gains and losses on MBIA Corp.'s fixed-maturity investments, which are reflected in shareholder's equity.

     The change in net unrealized gains (losses) consists of:

                             Years ended December 31
                                  ----------------------------------------
In thousands                             1999         1998          1997
--------------------------------------------------------------------------
Fixed-maturities                    $(541,520)     $52,267      $118,588
Other investments                      (2,936)        (316)        2,071
--------------------------------------------------------------------------
Total                                (544,456)      51,951       120,659
Deferred income taxes                (190,225)      17,867        42,241
--------------------------------------------------------------------------
Unrealized gains (losses), net      $(354,231)     $34,084      $ 78,418
--------------------------------------------------------------------------


7.  INCOME TAXES
----------------
The provision for income taxes is composed of:

                        Years ended December 31
              ------------------------------------
In thousands        1999         1998        1997
--------------------------------------------------
Current         $106,626     $112,737    $ 99,522
Deferred         (33,170)      21,856      13,382
--------------------------------------------------
Total           $ 73,456     $134,593    $112,904
--------------------------------------------------


     The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, MBIA Corp.'s effective income tax rate differs from the statutory rate on ordinary income. The reasons for MBIA Corp.'s lower effective tax rates are as follows:

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                          Years ended December 31
                                     ------------------------------
                                          1999      1998       1997
-------------------------------------------------------------------
Income taxes computed on pre-tax
 financial income at statutory rates 35.0% 35.0% 35.0% Increase (reduction) in taxes resulting from:
  Tax-exempt interest                   (11.4)     (9.1)     (10.6)
  Amortization of goodwill                0.3       0.3        0.3
  Other                                 (10.4)     (5.8)      (2.3)
-------------------------------------------------------------------
Provision for income taxes               13.5%     20.4%      22.4%
-------------------------------------------------------------------

     MBIA Corp. recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1999 and 1998 are presented below:


In thousands                                            1999         1998
--------------------------------------------------------------------------
Deferred tax assets
 Tax and loss bonds                                 $206,999     $160,064
 Alternative minimum tax credit carryforward          65,404       54,722
 Loss and loss adjustment expense reserves            79,051       26,458
 Unrealized losses                                    77,942          ---
 Other                                                45,668       46,516
--------------------------------------------------------------------------
Total gross deferred tax assets                      475,064      287,760
--------------------------------------------------------------------------

Deferred tax liabilities
 Contingency reserve                                 330,125      280,203
 Deferred premium revenue                            110,785      106,555
 Deferred acquisition costs                           88,173       77,753
 Unrealized gains                                        ---      112,283
 Contingent commissions                                  408          408
 Other                                                25,468       13,965
--------------------------------------------------------------------------
Total gross deferred tax liabilities                 554,959      591,167
--------------------------------------------------------------------------
Net deferred tax liability                          $ 79,895     $303,407
--------------------------------------------------------------------------


     MBIA Corp. believes that no valuation allowance is necessary in connection with the deferred tax assets.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


8.  DIVIDENDS AND CAPITAL REQUIREMENTS
--------------------------------------
Under New York state insurance law, MBIA Corp. and CMAC may pay dividends only from earned surplus subject to the maintenance of a minimum capital requirement. The dividends in any 12-month period may not exceed the lesser of 10% of its policyholders' surplus (total capital and surplus) as shown on its last filed statutory-basis financial statements, or of adjusted net investment income, as defined, for such 12-month period, without prior approval of the superintendent of the New York State Insurance Department.

     In accordance with such restrictions on the amount of dividends which can be paid in any 12-month period, MBIA Corp. had in excess of $61 million available for the payment of dividends as of December 31, 1999. CMAC had in excess of $3 million available for the payment of dividends as of December 31, 1999. In 1999, MBIA Corp. declared and paid dividends of $180 million to MBIA Inc. No dividends were paid in 1998 by MBIA Corp. In 1999, CMAC declared and paid dividends of $1 million to its parent MBIA Corp. No dividends were paid in 1998 by CMAC.

     Under Illinois Insurance Law, MBIA Illinois may pay a dividend from unassigned surplus, and the dividends in any 12-month period may not exceed the greater of 10% of policyholders' surplus (total capital and surplus) at the end of the preceding calendar year, or the net income of the preceding calendar year without prior approval of the Illinois State Insurance Department.

     In accordance with such restrictions on the amount of dividends which can be paid in any 12-month period, MBIA Illinois had $14 million available for the payment of dividends as of December 31, 1999. In 1999, MBIA Illinois declared and paid dividends of $1 million to its parent MBIA Corp. No dividends were paid in 1998 by MBIA Illinois.

     The insurance departments of New York state and certain other statutory insurance regulatory authorities and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 1999.


9.  LINES OF CREDIT
-------------------
MBIA Corp. has a standby line of credit commitment in the amount of $900 million with a group of major Triple-A-rated banks to provide loans to MBIA

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Corp. if it incurs cumulative losses (net of any recoveries) from October 29, 1999 in excess of the greater of $900 million or 4.00% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term expiring on October 31, 2006, and contains an annual renewal provision subject to approval by the bank group. MBIA Corp. also maintains stop-loss reinsurance coverage of $175 million in excess of incurred losses of $700 million.

     MBIA Corp. and MBIA Inc. maintain bank liquidity facilities totaling $650 million. In 1999, there were no borrowings outstanding under these agreements.


10.  NET INSURANCE IN FORCE
---------------------------
MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.'s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force as set forth below.

     As of December 31, 1999, insurance in force, net of cessions to reinsurers, had a range of maturity of 1-50 years. The distribution of net insurance in force by geographic location, including $4.5 billion and $3.5 billion relating to IMC's municipal investment agreements guaranteed by MBIA Corp. in 1999 and 1998, respectively, is set forth in the following table:


                                As of December 31
                  -------------------------------------------------------------------------------------
$ in billions                           1999                                      1998
-----------------------------------------------------------    ----------------------------------------
                           Net         Number    % of Net             Net          Number     % of Net
Geographic           Insurance      of Issues   Insurance       Insurance       of Issues    Insurance
Location              In Force    Outstanding    In Force        In Force     Outstanding     In Force
-----------------------------------------------------------    ----------------------------------------
Domestic
 California             $ 76.6          3,707       12.0%          $ 76.3           3,681        12.7%
 New York                 75.8          5,964       11.8             65.1           5,684        10.9
 Florida                  36.3          1,498        5.7             36.1           1,589         6.0
 Texas                    26.6          1,990        4.1             25.3           2,131         4.2
 Pennsylvania             25.8          2,113        4.0             24.7           2,278         4.1
 New Jersey               24.4          1,841        3.8             26.2           1,884         4.4
 Illinois                 22.1          1,176        3.5             23.7           1,275         4.0
 Massachusetts            19.2          1,075        3.0             18.4           1,107         3.1
 Michigan                 15.0          1,085        2.3             14.6           1,066         2.4
 Ohio                     13.1          1,049        2.1             13.8           1,076         2.3
-----------------------------------------------------------    ----------------------------------------
   Subtotal              334.9         21,498       52.3            324.2          21,771        54.1
 Nationally
   Diversified            97.1            952       15.2             81.7             842        13.6
 Other states            175.0         11,691       27.3            169.0          12,004        28.2
-----------------------------------------------------------    ----------------------------------------
   Total domestic        607.0         34,141       94.8            574.9          34,617        95.9
International             33.4            452        5.2             24.5             323         4.1
-----------------------------------------------------------    ----------------------------------------
Total                   $640.4         34,593      100.0%          $599.4          34,940       100.0%
-----------------------------------------------------------    ----------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on the bonds and notes to bondholders. The creditworthiness of each insured issue is evaluated prior to the issuance of insurance and each insured issue must comply with MBIA Corp.'s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such money or collateral would typically become MBIA Corp.'s upon the payment of a claim by MBIA Corp.

     Under certain structured asset-backed transactions, a pool of assets covering at least 100% of the principal amount guaranteed under its insurance contract is sold or pledged to a special-purpose bankruptcy remote entity. MBIA Corp.'s primary risk from such insurance contracts is the impairment of cash flows due to delinquency or loss on the underlying assets. MBIA Corp. therefore evaluates all the factors affecting past and future asset performance by studying historical data on losses, delinquencies and recoveries of the underlying assets. Each transaction is reviewed to ensure that an appropriate legal structure is used to protect against the bankruptcy risk of the originator of the assets. Along with the legal structure, an additional level of first-loss protection is also created to protect against losses due to credit or dilution. This first level of loss protection is usually available from reserve funds, excess cash flows, overcollateralization or recourse to a third party. The level of first-loss protection depends upon the historical losses and dilution of the underlying assets, but is typically several times the normal historical loss experience for the underlying type of assets. The distribution of net insurance in force by type of bond is set forth in the table below:

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                               As of December 31
                           --------------------------------------------------------------------------------

$ in billions                                    1999                                   1998
-------------------------------------------------------------------  --------------------------------------
                                   Net          Number     % of Net        Net         Number     % of Net
                             Insurance       of Issues    Insurance  Insurance      Of Issues    Insurance
 Type of Bond                 In Force     Outstanding     In Force   In Force    Outstanding     In Force
-------------------------------------------------------------------  --------------------------------------
 Domestic
  Municipal:
   General obligation           $146.9          13,310        22.9%     $140.7         12,694        23.6%
   Utilities                      78.0           4,438        12.2        80.9          4,895        13.5
   Health care                    70.6           2,074        11.0        70.9          2,241        11.8
   Special revenue                52.0           1,864         8.2        42.8          1,787         7.1
   Transportation                 46.1           1,382         7.2        46.2          1,543         7.7
   Higher education               27.7           1,501         4.3        26.7          1,498         4.5
   Housing                        23.2           1,785         3.6        22.3          2,161         3.7
   Industrial
    Development and
    pollution control
    revenue                       19.0             929         3.0        19.4          1,037         3.2
   Other                           0.6              20         0.1         5.6             75         0.9
-------------------------------------------------------------------  --------------------------------------
    Total municipal              464.1          27,303        72.5       455.5         27,931        76.0
-------------------------------------------------------------------  --------------------------------------
  Structured finance:
   Mortgage-backed:
    Home equity                   43.7             437         6.8        49.7            376         8.3
    Other                         18.8             111         2.9         5.2             94         0.9
    First mortgage                12.8             174         2.0         9.8            109         1.6
   Asset-backed:
    Other                         17.2              97         2.7        12.6            140         2.1
    Auto                           8.7              98         1.4         6.5             59         1.1
    Leasing                        6.3              54         1.0         6.7             45         1.1
   Other structured finance       10.3              77         1.6         6.6             27         1.1
-------------------------------------------------------------------  --------------------------------------
    Total structured finance     117.8           1,048        18.4        97.1            850        16.2
-------------------------------------------------------------------  --------------------------------------
  Other:
   Investor-owned utilities       14.1           4,994         2.2        13.0          5,068         2.2
   Financial institution           5.7             305         0.9         5.4            381         0.9
   Corporate direct                5.3             491         0.8         3.9            387         0.6
-------------------------------------------------------------------  --------------------------------------
    Total other                   25.1           5,790         3.9        22.3          5,836         3.7
-------------------------------------------------------------------  --------------------------------------
     Total domestic              607.0          34,141        94.8       574.9         34,617        95.9
-------------------------------------------------------------------  --------------------------------------
 International
  Infrastructure:
   Sovereign                       2.1              67         0.3         1.6             32         0.3
   Utilities                       1.7              79         0.3         0.4              4         ---
   Sub-sovereign                   1.2              28         0.2         1.2             44         0.2
   Transportation                  1.1              19         0.2         1.4             12         0.2
   Health care                     0.7               8         0.1         0.4              6         0.1
   Housing                         0.6               3         0.1         0.6              3         0.1
   Other municipal                 0.3               2         ---         ---            ---         ---
   Special revenue                 0.1               1         ---         ---            ---         ---
   Higher education                0.1               2         ---         0.9             13         0.1
-------------------------------------------------------------------  --------------------------------------
    Total infrastructure           7.9             209         1.2         6.5            114         1.0
-------------------------------------------------------------------  --------------------------------------
  Structured finance:
   Other structured finance       17.1             108         2.7         9.6             32         1.6
   Asset-backed                    1.9              40         0.3         4.2             50         0.7
   Mortgage-backed                 1.7              13         0.2         1.0             20         0.2
-------------------------------------------------------------------  --------------------------------------
    Total structured finance      20.7             161         3.2        14.8            102         2.5
-------------------------------------------------------------------  --------------------------------------
  Other:
   Financial institution           3.6              62         0.6         1.0             29         0.2
   Investor-owned utilities        1.1              15         0.2         1.8             72         0.3
   Corporate direct                0.1               5         ---         0.4              6         0.1
-------------------------------------------------------------------  --------------------------------------
    Total other                    4.8              82         0.8         3.2            107         0.6
-------------------------------------------------------------------  --------------------------------------
     Total international          33.4             452         5.2        24.5            323         4.1
-------------------------------------------------------------------  --------------------------------------
 Total                          $640.4          34,593       100.0%     $599.4         34,940       100.0%
-------------------------------------------------------------------  --------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


11.  REINSURANCE
----------------
MBIA Corp. reinsures exposure with other insurance companies under various treaty and facultative reinsurance contracts, both on a pro rata and excess of loss basis. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

     Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $129.0 billion and $108.2 billion, at December 31, 1999 and 1998, respectively. The distribution of ceded insurance in force by geographic location is set forth in the following table:

                                               As of December 31
                             --------------------------------------------------
   In billions                           1999                      1998
-----------------------------------------------------   -----------------------
                                                 % of                      % of
                                  Ceded         Ceded       Ceded         Ceded
                              Insurance     Insurance   Insurance     Insurance
   Geographic Location         In Force      In Force    In Force      In Force
-----------------------------------------------------   -----------------------
   Domestic
    California                   $ 17.6         13.6%      $ 12.4         11.5%
    New York                       14.0         10.9         10.7          9.9
    New Jersey                      5.5          4.3          5.4          5.0
    Texas                           5.5          4.2          5.3          4.9
    Florida                         5.0          3.9          3.2          3.0
    Pennsylvania                    4.6          3.5          3.8          3.5
    Massachusetts                   4.1          3.2          3.7          3.4
    Illinois                        3.4          2.6          3.4          3.1
    Puerto Rico                     3.2          2.5          3.1          2.9
    Colorado                        2.4          1.9          2.3          2.1
-----------------------------------------------------   -----------------------
     Subtotal                      65.3         50.6         53.3         49.3
    Nationally diversified         14.4         11.2         14.6         13.4
    Other states                   28.0         21.7         23.6         21.7
-----------------------------------------------------   -----------------------
     Total domestic               107.7         83.5         91.5         84.4
   International                   21.3         16.5         16.7         15.6
-----------------------------------------------------   -----------------------
   Total                         $129.0        100.0%      $108.2        100.0%
-----------------------------------------------------   -----------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


The distribution of ceded insurance in force by type of bond is set forth in the following table:

                                As of December 31
                             ---------------------------------------------------
In billions                               1999                      1998
--------------------------------------------------------------------------------
                                                  % of                     % of
                                   Ceded         Ceded        Ceded       Ceded
                               Insurance     Insurance    Insurance   Insurance
Type of Bond                    In Force      In Force     In Force    In Force
------------------------------------------------------    ----------------------
Domestic
 Municipal:
  General obligation              $ 18.8         14.6%       $ 15.3       14.2%
  Utilities                         17.2         13.3          15.5       14.3
  Health care                       15.7         12.2          13.4       12.4
  Transportation                    14.8         11.5          10.6        9.8
  Special revenue                    8.7          6.7           6.3        5.8
  Industrial
   development and
   pollution control
   revenue                           3.8          2.9           3.8        3.5
  Housing                            2.7          2.1           2.3        2.1
  Higher education                   2.2          1.7           1.7        1.5
  Other                              0.3          0.3           0.8        0.7
------------------------------------------------------    ----------------------
   Total municipal                  84.2         65.3          69.7       64.3
------------------------------------------------------    ----------------------
 Structured finance:
 Mortgage-backed:
  Home equity                        8.8          6.8          11.3       10.5
  First mortgage                     2.0          1.6           2.1        2.0
  Other                              1.4          1.1           0.3        0.2
 Asset-backed:
  Other                              2.5          1.9           1.5        1.4
  Leasing                            2.4          1.9           1.1        1.0
  Auto                               1.9          1.4           2.2        2.0
 Other structured finance            2.2          1.7           1.0        0.9
------------------------------------------------------    ----------------------
   Total structured finance         21.2         16.4          19.5       18.0
------------------------------------------------------    ----------------------
 Other:
  Investor-owned utilities           1.9          1.5           1.2        1.1
  Financial institution              0.3          0.2           1.0        0.9
  Corporate direct                   0.1          0.1           0.1        0.1
------------------------------------------------------    ----------------------
   Total other                       2.3          1.8           2.3        2.1
------------------------------------------------------    ----------------------
    Total domestic                 107.7         83.5          91.5       84.4
------------------------------------------------------    ----------------------
International
 Infrastructure:
  Sovereign                          1.4          1.1           0.7        0.6
  Transportation                     1.2          0.9           1.3        1.2
  Sub-sovereign                      0.9          0.7           0.5        0.5
  Utilities                          0.7          0.5           0.4        0.4
  Health care                        0.4          0.3           0.2        0.2
  Other                              0.3          0.3           1.1        1.0
------------------------------------------------------    ----------------------
   Total infrastructure              4.9          3.8           4.2        3.9
------------------------------------------------------    ----------------------

 Structured finance:
  Other structured finance           9.0          7.0           4.0        3.7
  Asset-backed                       2.6          2.0           6.7        6.2
  Mortgage-backed                    1.2          0.9           0.4        0.4
------------------------------------------------------    ----------------------
   Total structured finance         12.8          9.9          11.1       10.3
------------------------------------------------------    ----------------------
 Other:
  Financial institution              3.0          2.4           0.9        0.9
  Investor-owned utilities           0.5          0.3           0.2        0.2
  Corporate direct                   0.1          0.1           0.3        0.3
------------------------------------------------------    ----------------------
   Total other                       3.6          2.8           1.4        1.4
------------------------------------------------------    ----------------------
    Total international             21.3         16.5          16.7       15.6
------------------------------------------------------    ----------------------
Total                             $129.0        100.0%       $108.2      100.0%
------------------------------------------------------    ----------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


As part of MBIA Corp's reinsurance activity in 1998, MBIA Corp. entered into facultative share reinsurance agreements with highly rated reinsurers that obligate it to cede future premiums to the reinsurers through January 1, 2005. Certain reinsurance contracts in 1998 were accounted for on a retroactive basis in accordance with SFAS 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

     Ceding commissions received from reinsurers before deferrals were $35.3 million, $37.2 million, and $20.8 million in 1999, 1998 and 1997, respectively.


12.  EMPLOYEE BENEFITS
----------------------
MBIA Corp. participates in MBIA Inc.'s pension plan covering substantially all employees. The pension plan is a defined contribution plan and MBIA Corp. contributes 10% of each eligible employee's annual total compensation. Pension expense for the years ended December 31, 1999, 1998 and 1997 was $6.7 million, $5.9 million, and $3.9 million, respectively. MBIA Corp. also has a profit-sharing/401(k) plan which allows eligible employees to contribute up to 10% of eligible compensation. MBIA Corp. matches employee contributions up to the first 5% of eligible compensation. MBIA Corp. contributions to the profit-sharing/401(k) plan aggregated $3.2 million, $2.6 million, and $1.6 million for the years ended December 31, 1999, 1998 and 1997, respectively. The profit-sharing/401(k) plan match amounts are invested in common stock of MBIA Inc. Amounts relating to the above plans that exceed limitations established by federal regulations are contributed to a non-qualified deferred compensation plan. In 1999 and 1998, former CMAC employees were covered under MBIA Inc.'s pension and profit-sharing/401(k) plans.

     MBIA Corp. also participates in the "MBIA Long-Term Incentive Program". The incentive program includes a stock option program and adds a compensation component linked to the growth in adjusted book value per share (ABV) of MBIA Inc.'s stock. Awards under the long-term program are divided equally between the two components, with 50% of the award given in stock options and 50% of the award paid in cash or shares of MBIA Inc.'s stock.

     Target levels for the option/incentive award are established as a percentage of total salary and bonus, based upon the recipient's position. Awards under the long-term program typically will be granted from the vice president level up to and including the chairman and chief executive officer.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     The ABV portion of the long-term incentive program may be awarded every year. The 1999 award will cover growth in ABV from December 31, 1999 through December 31, 2002; the 1998 award will cover growth in ABV from December 31, 1998 through December 31, 2001; the 1997 award will cover growth in ABV from December 31, 1997 through December 31, 2000; with a base line growth of 12% on all awards. The amount to be paid in respect of such award will be adjusted upward or downward based on the actual ABV growth with a minimum growth of 8% necessary to receive any payment and an 18% growth needed to receive the maximum payment of 200% of the target levels. The amount, if any, to be paid under this portion of the program will be paid in early 2003 for the 1999 award, in early 2002 for the 1998 award and in early 2001 for the 1997 award in the form of cash or shares of MBIA Inc.'s common stock. Subsequent awards, if any, will be made every year with concomitant payments occurring after the three-year cycle. During 1999, 1998 and 1997, $7.2 million, $4.8 million, and $3.2 million, respectively, were recorded as a charge related to the 1999, 1998 and 1997 ABV awards.

     MBIA Corp. also participates in MBIA Inc.'s restricted stock program, adopted in December 1995, whereby key executive officers of MBIA Corp. are granted restricted shares of MBIA Inc. common stock. These stock awards may only be sold three, four, or five years from the date of grant, at which time the awards fully vest. Compensation expense related to the restricted stock was $1.7 million, $0.9 million, and $0.5 million for the years ended December 31, 1999, 1998 and 1997.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation," effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 123 required MBIA Inc. to adopt, at its election, either 1) the provisions in SFAS 123 which require the recognition of compensation expense for employee stock-based compensation plans, or 2) the provisions in SFAS 123 which require the pro forma disclosure of net income and earnings per share as if the recognition provisions of SFAS 123 had been adopted. MBIA Inc. adopted the disclosure requirements of SFAS 123 effective January 1, 1996 and continues to account for its employee stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, the adoption of SFAS 123 had no impact on MBIA Corp.'s financial position or results of operations. Had compensation cost for the MBIA Inc. stock option program been recognized based on the fair value at

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


the grant date consistent with the recognition provisions of SFAS 123, the impact on MBIA Corp.'s net income would not have been material.


13.  RELATED PARTY TRANSACTIONS
-------------------------------
Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association who had their Standard & Poor's Corporation claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 1999 is $340 million.

     Included in other assets at December 31, 1999 and 1998 were $64.2 million and $45.4 million net receivables from MBIA Inc. and other subsidiaries.

     MBIA Corp. entered into an agreement with MBIA Inc. and IMC whereby MBIA Corp. held securities subject to agreements to resell of $205.0 million and $187.5 million as of December 31, 1999 and 1998, respectively, and transferred securities subject to agreements to repurchase of $205.0 million and $187.5 million as of December 31, 1999 and 1998. These agreements have a term of less than one year. The interest expense relating to these agreements to resell was $10.9 million and $11.1 million, respectively, for the years ended December 31, 1999 and 1998. The interest income relating to these agreements to repurchase was $11.5 million and $11.6 million, respectively, for the years ended December 31, 1999 and 1998.


14.  FAIR VALUE OF FINANCIAL INSTRUMENTS
----------------------------------------
The estimated fair value amounts of financial instruments shown in the following table have been determined by MBIA Corp. using available market information and appropriate valuation methodologies. However, in certain cases considerable judgment is necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount MBIA Corp. could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

FIXED-MATURITY SECURITIES - The fair value of fixed-maturity securities is based upon quoted market price, if available. If a quoted market price is not

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


available, fair value is estimated using quoted market prices for similar securities.

SHORT-TERM INVESTMENTS - Short-term investments are carried at amortized cost which approximates fair value.

OTHER INVESTMENTS - Other investments include MBIA Corp.'s interest in equity oriented investments. The fair value of these investments is based on quoted market prices.

CASH AND CASH EQUIVALENTS, RECEIVABLE FOR INVESTMENTS SOLD AND PAYABLE FOR INVESTMENTS PURCHASED - The carrying amounts of these items are a reasonable estimate of their fair value.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

PREPAID REINSURANCE PREMIUMS - The fair value of MBIA Corp.'s prepaid reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third party reinsurers under current market conditions.

DEFERRED PREMIUM REVENUE - The fair value of MBIA Corp.'s deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third party reinsurers under current market conditions.

LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES - The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unallocated claims. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

INSTALLMENT PREMIUMS - The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 9%.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                    As of December 31, 1999            As of December 31, 1998
                               -----------------------------      -----------------------------
                                   Carrying       Estimated             Carrying     Estimated
In thousands                         Amount      Fair Value               Amount    Fair Value
------------------------------------------------------------      -----------------------------
ASSETS:
Fixed-maturity securities        $5,783,979      $5,783,979           $5,884,053    $5,884,053
Short-term investments              273,816         273,816              423,188       423,188
Other investments                     8,425           8,425               17,850        17,850
Cash and cash equivalents            33,702          33,702                6,546         6,546
Securities purchased under
 agreements to resell               205,000         267,881              187,500       299,412
Prepaid reinsurance
 premiums                           403,210         342,837              352,699       297,238
Reinsurance recoverable on
 unpaid losses                       30,819          30,819               29,891        29,891
Receivable for
 investments sold                     2,882           2,882               33,880        33,880

Liabilities:
Deferred premium
 revenue                          2,310,758       2,022,357            2,251,211     1,939,971
Loss and loss adjustment
 expense reserves                   467,279         467,279              300,005       300,005
Securities sold under
 agreements to repurchase           205,000         209,894              187,500       194,491
Payable for investments
 purchased                           18,948          18,948               29,523        29,523

Off-balance sheet instruments:
Installment premiums                    ---         731,748                  ---       644,132